Exhibit 99.1

Signing Day Sports Provides Update on Business Combination with BlockchAIn

Proposed Combined Company Will be a Cash-Generating, AI-Focused Digital Infrastructure Platform

AI-Ready Data Centers, Low-Cost Power and Strategic U.S. Locations
Anchor Long-Term Operating Strategy

BlockchAIn 2024 Revenue of ~$22.9 Million and Net Income of ~$5.7 Million, with
Infrastructure Expansion Expected to Support Up to 5x Increase in Data Center Capacity Over Time

Business Combination Anticipated to Close in February or March 2026

SCOTTSDALE, AZ / GLOBE NEWSWIRE / January 20, 2026 / – Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), today announced its continued focus on progressing toward completion of its previously announced business combination with BlockchAIn Digital Infrastructure, Inc. (“BlockchAIn Inc.”), One Blockchain LLC (“BlockchAIn LLC”), and certain affiliates (collectively, “BlockchAIn”), a U.S.-based digital infrastructure platform purpose-built to support artificial intelligence (“AI”), high-performance computing (“HPC”), and data-intensive workloads.

Upon completion of the transaction, the combined company is expected to operate as an AI-focused, power-advantaged digital infrastructure platform, anchored by operating data center assets, demonstrated operating cash flow, and a scalable infrastructure footprint located in business-friendly U.S. jurisdictions.

AI-Ready Data Centers with Operating Scale and Expansion Optionality

Building on its existing operating footprint, BlockchAIn’s infrastructure roadmap reflects a scalable, modular data center platform designed to support AI, machine learning, and HPC workloads, with significant expansion potential over time:

●	40 megawatt (MW) operating data center facility in South Carolina, with planned expansion capacity to 50 MW;

●	Infrastructure expansion expected to support an up to five-fold increase in total data center capacity over time, scaling from the current 40 MW footprint to up to approximately 200 MW, subject to customary approvals, agreements, and execution;

●	Modular, AI-ready infrastructure architecture designed for high-density compute requirements across AI, machine learning, and HPC workloads; and

●	AI and HPC data hosting facilities strategy focused on securing low-cost, reliable power, with an increasing emphasis on sustainable and carbon-neutral sources, with minimal consumption requirements.

Low-Cost Power in Strategic, Business-Friendly U.S. Markets

A core differentiator of the BlockchAIn platform is its access to low-cost, reliable power in U.S. states that support digital infrastructure development through favorable regulatory, energy, and business environments. Coupled with the ability to modularly scale projects, BlockchAIn’s platform is ideally positioned to monetize transformational growth within the AI market.

As AI workloads become increasingly power-intensive, management believes power economics, reliability, and location will remain critical factors in the deployment of next-generation computing infrastructure.

Established Operating Platform with Demonstrated Cash Flow Generation

In 2024, BlockchAIn LLC generated approximately $22.9 million in revenue and approximately $5.7 million in net income, demonstrating the strength of its operating digital infrastructure platform. Through the first nine months of 2025, the company continued to generate meaningful operating cash flow, supporting day-to-day operations while advancing its AI-ready data center infrastructure.

Management believes these results demonstrate the durability and operating discipline of the platform as demand for AI and HPC infrastructure continues to expand.

Transformational Transaction with a Clear Operating Focus

Following completion of the business combination, Signing Day Sports is expected to become a wholly owned subsidiary of the combined company, while BlockchAIn’s digital infrastructure platform is expected to serve as the primary operating foundation going forward.

The Company believes that BlockchAIn’s public listing will enable and accelerate future growth, enhance its currency for future acquisitions, and improve access to capital markets. This will support the Company’s platform, which is primed for growth through a scalable business model facilitated by existing cash flow, potential leverage, and current development projects.

Jerry Tang, Chief Executive Officer of BlockchAIn, noted, “As we continue to work toward the merger with Signing Day Sports, we are eagerly waiting to enter the public markets to leverage the rapid growth that is occurring in the AI market, specifically infrastructure. AI infrastructure success depends on execution, power access, and operational discipline. Our platform operates in power-advantaged U.S. markets, has generated very strong operating cash flow, and is designed to support high-density computing workloads. We are encouraged by the strong customer interest we are seeing across AI and HPC infrastructure and are confident in the long-term opportunity ahead as our data center capacity is positioned to scale over time. We believe these fundamentals differentiate our infrastructure platform as demand for AI and HPC continues to grow.”

“This proposed transaction represents a fundamental evolution for Signing Day Sports,” added Daniel Nelson, Chief Executive Officer of Signing Day Sports. “We are confident that we will be combining with a platform that generates real revenue, produces operating cash flow, and owns critical digital infrastructure designed for the next wave of AI-driven demand. These are operating assets located in power-advantaged U.S. markets, built with discipline and execution in mind. We believe these fundamentals will position the combined company to pursue its strategy responsibly and create long-term value for shareholders.”

Positioned to Support Long-Term AI Infrastructure Demand

The Company believes the proposed business combination positions the combined platform to support long-term demand for AI-driven computing infrastructure, leveraging operating data centers, disciplined operations, and a scalable development roadmap across strategic U.S. markets.

As previously disclosed, Signing Day Sports entered into a Business Combination Agreement with BlockchAIn and certain affiliates of BlockchAIn on May 27, 2025, as amended on November 10, 2025 and December 21, 2025. The transaction has progressed with the public filing by BlockchAIn Inc. of a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”) on December 1, 2025, as amended on December 23, 2025 (as amended from time to time, the “Registration Statement”). The Company is planning for the closing of the transaction to take place in February or March 2026, subject to certain closing conditions, including shareholder approval and NYSE American listing approval.

About One Blockchain LLC

BlockchAIn LLC is a developer and operator of digital infrastructure focused on HPC and AI hosting. BlockchAIn LLC has a planned 150 MW HPC, AI and crypto data center campus in Texas with favorable economics with 34.5kV of interconnectivity to the grid for activation in 2027. BlockchAIn LLC’s operations are centered around its existing 40 MW data center facility in South Carolina, which is one of the largest single mining sites in the state. In 2024, this facility generated approximately $22.9 million in revenue and approximately $5.7 million in net income. BlockchAIn LLC’s mission is to become a leader in creating and operating scalable sustainable power and data infrastructure purpose-built for AI hosting, AI workloads, HPC, and accelerated compute applications.

About Signing Day Sports, Inc.

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://bit.ly/SigningDaySports.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, including without limitation, the parties’ ability to complete the transaction, the parties’ ability to integrate their respective businesses into a combined publicly listed company post-merger, the ability of the parties to obtain all necessary consents and approvals in connection with the transaction, obtain stock exchange clearance of a listing application in connection with the transaction, the parties’ ability to obtain their respective equity securityholders’ approval, and obtain sufficient funding to maintain operations and develop additional services and offerings, market acceptance of the parties’ current products and services and planned offerings, competition from existing or new offerings that may emerge, impacts from strategic changes to the parties’ business on net sales, revenues, income from continuing operations, or other results of operations, the parties’ ability to attract new users and customers, the parties’ ability to retain or obtain intellectual property rights, the parties’ ability to adequately support future growth, the parties’ ability to comply with user data privacy laws and other current or anticipated legal requirements, and the parties’ ability to attract and retain key personnel to manage their business effectively. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” of the Registration Statement and are expected to be further described in a proxy statement/prospectus to be publicly filed with the SEC relating to this transaction. See also the section titled “Risk Factors” in the Company’s periodic reports which are filed with the SEC. These risks, uncertainties and other factors are, in some cases, beyond the parties’ control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if these underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. All subsequent written and oral forward-looking statements concerning Signing Day Sports, BlockchAIn, or any of their affiliates, or other matters and attributable to Signing Day Sports, BlockchAIn, any of their affiliates, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Additional Information and Where to Find It

In connection with the proposed business combination, BlockchAIn Inc. has filed the Registration Statement with the SEC, which includes a preliminary proxy statement of Signing Day Sports and a prospectus relating to the registration of shares of BlockchAIn Inc. The Registration Statement has not yet been declared effective by the SEC. Following, and subject to, the Registration Statement being declared effective, the definitive proxy statement/prospectus will be mailed or otherwise disseminated to the shareholders of Signing Day Sports.

BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF SIGNING DAY SPORTS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS, AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, because they will contain important information about Signing Day Sports, BlockchAIn, the proposed business combination, and related matters.

The proxy statement/prospectus and other relevant documents (when available), as well as any other filings made by BlockchAIn Inc. or Signing Day Sports with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of filings made with the SEC by Signing Day Sports by directing a written request to:

Signing Day Sports, Inc.

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

Investors and security holders are urged to read the proxy statement/prospectus and all other materials filed with the SEC when they become available before making any voting or investment decision regarding the proposed business combination.

Participants in the Solicitation

Signing Day Sports, and its directors, executive officers and certain other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the shareholders of Signing Day Sports with respect to the proposed business combination and related matters. Information about the directors and executive officers of Signing Day Sports, including their ownership of shares of Signing Day Sports common stock, is included in Signing Day Sports’ Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on April 11, 2025. Additional information regarding the persons or entities who may be deemed participants in the solicitation of proxies from Signing Day Sports shareholders, including a description of their interests in the proposed business combination by security holdings or otherwise, will be included in the proxy statement/prospectus and other relevant documents to be publicly filed with the SEC when they become available. The directors, managers and officers of BlockchAIn do not currently hold any interests, by security holdings or otherwise, in Signing Day Sports.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities in connection with the proposed business combination shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

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